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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                DOSKOCIL ANNOUNCES AGREEMENT TO RESTRUCTURE DEBT


ARLINGTON, TX September 24, 2001 - Doskocil Manufacturing Company, Inc. announced today that it has reached agreements in principle with the lead bank of its lending group and holders of Doskocil's senior subordinated notes for an overall financial restructuring.

"The terms of the proposed restructuring are the result of several months of hard work and negotiations with the lead bank of our lending group, an ad hoc committee comprised of holders of a majority of our 10 1/8% Senior Subordinated Notes due 2007, and our majority shareholder," said Larry Rembold, Doskocil's President and Chief Executive Officer. "We are pleased that we have reached these restructuring terms, which, when completed, will put Doskocil into a much stronger position for continued growth."

Doskocil will effectuate the restructuring either by means of an out-of-court transaction or pre-packaged Chapter 11 filing as a means to reach a final agreement with its creditors. Doskocil emphasized that the financial restructuring will not impact day-to-day operations with regard to its employees, customers, suppliers and distributors. Doskocil's trade creditors have been paid on current terms and this will continue throughout the restructuring.

The agreements in principle are subject to definitive documentation and approval by the entire bank group, the holders of Doskocil's senior subordinated notes, and Doskocil's major shareholder, which has committed to make a substantial additional investment in Doskocil as a part of the restructuring. Doskocil engaged investment banking firm, Chanin Capital Partners, to assist in the restructuring. Doskocil intends to complete the restructuring by the end of this calendar year, however, it can not ensure that the restructuring will be completed by that date or on the terms contemplated.

Doskocil Manufacturing Company, Inc. is the leading producer of plastic pet products in the United States. Doskocil manufactures and markets a broad range of pet and sport products through multiple distribution channels.

Certain statements contained in this press release that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the effects of and changes in general economic and business conditions, the seasonal nature of Doskocil's operations, the loss of significant suppliers or sponsors, Doskocil's ability to effect its financial restructuring in a timely manner or on favorable terms, and other risks detailed in Doskocil's Securities and Exchange Commission filings.

Contact:       Larry E. Rembold
               President and Chief Executive Officer
               Doskocil Manufacturing, Inc.
               (817) 467-5116 x 1101